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                                                                    Exhibit 99.1



                        CONTACT:  CAROL HAUSNER

                                  DIRECTOR, INVESTOR AND PUBLIC RELATIONS




                  APLIGRAF RECEIVES MARKETING APPROVAL IN US
                      FOR TREATMENT OF VENOUS LEG ULCERS



May 26, 1998, Canton, MA - Organogenesis (AMEX:ORG) announced today that Apligraf(tm) (Graftskin) was granted US marketing approval for the treatment of venous leg ulcers. the apligraf treatment population includes patients with venous leg ulcers of greater than one month duration. Novartis Pharmaceuticals Corporation will market Apligraf in the US. Organogenesis developed Apligraf and manufactures the product for Novartis.

"We are delighted with the Food and Drug Administration's decision," said Herbert M. Stein, Chairman and Chief Executive Officer, Organogenesis Inc. "when the Company was founded, it was with the vision of advancing tissue engineering to achieve new treatments for conditions inadequately served with traditional technologies."

"Novartis is very proud to be able to offer Apligraf as the first significant therapeutic advance for venous leg ulcers in a century," said David Epstein, vice president, Marketing and Sales, Specialty Business Sector, Novartis Pharmaceuticals Corporation.

Novartis Pharma AG acquired the marketing rights to Apligraf on January 17, 1996. Novartis Pharmaceuticals Corporation, located in East Hanover, NJ, is an affiliate of Novartis AG and will market Apligraf in the US. Novartis AG is a world leader in Life Sciences, with core businesses in Healthcare, Agribusiness and Nutrition. Headquartered in Basel, Switzerland, the Novartis group of companies annually invests more than 3 billion Swiss francs in research and development. the group employs about 87,000 people and operates in more than 100 countries around the world.

Organogenesis manufactures Apligraf for Novartis at its facility in Canton, MA. "Organogenesis' physical and human resources have already been expanded in preparation for commercialization," said David T. Rovee, Ph.D., President and Chief Operating Officer, Organogenesis. "We are ready for the US launch."

An estimated one million people in the US suffer from venous leg ulcers. Among venous leg ulcers of greater than one month duration, Apligraf has been shown to
heal more ulcers, faster, than compression therapy alone.   Differences in
healing rates were particularly pronounced among patients with difficult to heal ulcers, such as ulcers that have been open for over a year. Among these persistent wounds, Apligraf healed over twice as many patients as compression therapy alone (47% vs. 19%) at six months.

"We are pleased with the working relationship that developed between Organogenesis and the FDA during their rigorous review process," said Michael
L. Sabolinski, M.D., Senior Vice President, Medical and Regulatory Affairs, Organogenesis. "We believe the experience gained with this PMA review will be helpful as we seek approval for additional Apligraf indications, as well as when we advance other innovative products into clinical trials."
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In addition to venous leg ulcers, an Apligraf trial has been completed in burns and in two skin surgery applications, with data from each presented/published. Studies in the other two major types of chronic wounds are also in progress: an Apligraf pivotal trial is underway in diabetic ulcers and one is expected to begin in pressure sores in 1998.

The profile of bi-layered Apligraf is unique. The product is composed of living human epidermal cells (keratinocytes) and dermal cells (fibroblasts) organized as in skin. This is achieved via Organogenesis' patented organotypic cell culture technology. During the manufacture of Apligraf, the human fibroblasts produce matrix proteins and interact with provided dermal protein to establish a living dermal layer. Similarly, the human keratinocytes establish the five strata of the human epidermis.

"Our goal in developing Apligraf is to provide not only the key elements of skin - dermal cells, epidermal cells, structural protein - but also its organ-ization, "said Nancy L. Parenteau, Ph.D, Chief Scientific Officer, Organogenesis. "skin's organization is important to its function and contrib-utes to the performance of skin grafts, which are used for the treatment of an array of wound types. unlike skin grafts, however, Apligraf can be applied without the expense and pain of harvesting skin from the patient. Organogenesis' unique expertise in culturing and optimizing cells is demon-strated with Apligraf. we are applying this expertise to the development of other cellular therapies."

Organogenesis has a pipeline of skin-related programs. These include Vitrix, a living, all natural, connective tissue replacement product. Currently in preclinical studies, potential applications for Vitrix include replacement of tissue loss due to surgery or injury, as well as for plastic/reconstructive and oral surgery procedures. Organogenesis' proprietary cell culture technologies also offer potential for gene therapies. Research programs include genetic modifications to company tissue products to produce proteins which can compensate for patient genetic abnormalities.

Organogenesis is also applying its Apligraf-demonstrated cell culture expertise to develop an extracorporeal liver assist device. Liver disease afflicts approximately 360,000 people and causes about 40,000 deaths per year in the US alone. Currently, transplantation is the only treatment for end-stage liver disease. Organogenesis, in collaboration with the Massachusetts General Hospital, has a research program to develop a device that provides critical liver function until either a transplant becomes available or the patient's own liver regenerates. Such a device could ultimately reduce the need for liver transplants, an invasive, expensive and risky procedure.

Organogenesis inc. designs, develops and manufactures medical therapeutics containing living cells and/or natural connective tissue components. Organogenesis' pipeline is focused on programs to replace, repair or support damaged tissues and organs. In addition to Apligraf, Vitrix /TM/, and the liver assist device, the Company's portfolio includes the Graftpatch /TM/ surgical product (FDA cleared for marketing in the US), a vascular graft for coronary artery bypass procedures and a tissue filler product for such applications as female urinary incontinence and soft tissue bulking and repair.
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Full prescribing information available upon request.





Statements in this press release which express "expectation," as well as other statements which are not historical fact, and statements as to product compatibility, design, features, functionality and performance insofar as they may apply prospectively, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed on this press release or in other forward-looking statements presented by management. Factors that might cause such a difference include, but are not limited to, development by the Company's competitors of new technologies or products that are more effective than the Company's, risks of failure of clinical trials, dependence on and retention of key personnel, protection of proprietary technology, compliance with U.S. Food and Drug Administration regulations, continued availability of raw material for the Company's products, availability of product liability insurance upon commercialization of the Company's products, ability to transition from small-scale manufacturing to full-scale commercial production of products, uncertainty as to the availability of additional capital on acceptable terms, if at all, and the demand for the Company's products, if and when approved.


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